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                                                                      Exhibit 99


NEWS MEDIA CONTACTS:
Jeff Botti/John C. Millen
614-249-6339/6348

INVESTOR CONTACT:
Daniel W. Amodeo
614-249-9039

OCTOBER 8, 1997                                           FOR IMMEDIATE RELEASE


                         NATIONWIDE FINANCIAL SERVICES

                      TO LAUNCH `AMERICA'S FUTURE ANNUITY'

        NEXT-GENERATION PRODUCT TO RAISE THE STANDARD FOR CUSTOMER VALUE

COLUMBUS, OHIO -- To help consumers better plan for retirement, Nationwide Financial Services, Inc. (NYSE: NFS) next month plans to launch "America's Future Annuity," an innovative retirement savings product that provides better value and more choices than similar products now on the market.

Along with added flexibility and dozens of quality investment options, the new product includes insurance charges that are about 25% less than the industry average for similar products sold through financial advisors and investment professionals. Lower fees allow retirement assets to accumulate faster, helping individuals feel more secure about their financial future.

"The centerpiece of America's Future Annuity is customer value," said Joseph J. Gasper, president and chief operating officer of the Columbus-based retirement savings company. "We recognize that consumers want flexibility and control over financial decisions, but they also value advice from a trusted financial professional in the buying decision. And they want all of that at a competitive price."

"America's Future Annuity is a breakthrough product in that it bridges the gap between no-load annuities and higher-fee annuity products sold through financial professionals," Gasper added. "With America's Future Annuity, consumers gain access to brand-name money managers in a premier tax-preferred savings product that is sold through the financial planning community, but at total insurance and investment charges that help the product compete with many mutual funds and no-load annuities."

Variable annuities are tax-deferred savings products that offer a death benefit or a steady stream of income for life. Annuity holders can choose from a variety of investment options within the product.

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AMERICA'S FUTURE ANNUITY -- 2

This new product is the latest addition to Nationwide's The Best of America series of long-term savings products. Pending clearance by the Securities and Exchange Commission, America's Future Annuity is expected to be launched in November, and will feature 39 diverse investment options from 14 premier investment advisors.

To better serve individual investment strategies and risk preferences, investment choices will cover a significant range of investment style categories reported by Morningstar, an independent mutual fund rating service.

In addition, America's Future Annuity includes total insurance fees of only 0.95% of account value, well below the combined industry average of about 1.25% for both no-load variable annuities and those sold through investment professionals. America's Future Annuity carries no administrative fees or contract maintenance charges.


Other specific features of America's Future Annuity include:

o A guaranteed, one-year fixed rate investment option, or longer-term market-value-adjusted guaranteed fixed-rate options;
o    Several payout options, including periodic payments guaranteed for life;
o Death benefits that guarantee contract values as adjusted every five years, or for an additional charge, benefits that are reset either each year at contract value or each year at 5% simple interest on purchases. Those options are designed to appeal to customers with varying risk tolerances and investment horizons;
o Asset allocation guidance, portfolio rebalancing, dollar-cost averaging, daily account valuations, toll-free access to account information and periodic statements of account.

"Nationwide has always been a leader in product innovation and in understanding customer preferences in the retirement savings market," Gasper said. "Based on our strong relationships with consumers and our producers, we anticipate this product will be accepted enthusiastically and will contribute to our strong record of growth in sales and earnings."

Nationwide pioneered the multiple-manager variable annuity in the early 1980s with its flagship The Best of America product series. Through the first half of 1997, sales of Nationwide's The Best of America products rank the company as the third largest provider of individual variable annuities in the market, according to Variable Annuity Research and Data Services, and sixth based on individual variable annuity assets held in separate accounts.

NFS is the holding company for the long-term savings operations of the $77 billion Nationwide Insurance Enterprise, a diversified insurance and financial services organization led by Nationwide Mutual Insurance Company. Nationwide Mutual owns 81.5 percent of the outstanding common shares of NFS.

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AMERICA'S FUTURE ANNUITY -- 3

NFS had assets of more than $53 billion at mid-year 1997. Nationwide Life Insurance Company, a leading provider of retirement and long-term savings insurance products, is the primary operating subsidiary of NFS and the issuer of America's Future Annuity through its general distributor, Nationwide Advisory Services, Inc.

Nationwide Life is the sixth largest life insurer in the United States, based on premiums, and the 13th largest based on assets.

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A registration statement relating to America's Future Annuity has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

For more complete information about America's Future Annuity including charges and expenses, contact your financial representative to obtain a prospectus for the registration statement once the product is effective. Read the prospectus carefully before purchasing America's Future Annuity.